Glenn H. Truitt, Esq.
Managing Partner
Reginald Russell, Esq.
Caleb M. Zobrist, Esq.

August 22, 2018

SENT VIA ELECTRONIC MAIL

Indoor Harvest Corp.
Attn: Dan Weadock, CEO
5300 East Fwy A
Houston, TX 77020

RE: ENGAGEMENT LETTER

Dear Dan,

This engagement letter (this "Agreement") memorializes our discussion of your engagement of Ideal Business Partners (the "Firm", each individually a "Party" and together, "Parties"), for the provision of legal, regulatory, and/or financial advice, consultation, and/or representation relating to the matters (the "Matter") described and set forth in Exhibit A, attached hereto and incorporated herein by reference. This Agreement shall function as an agreement between the Firm and you, the company named as the Client in the receipt address block set forth above (the "Client" or "You"), as of the date executed by the Client (the "Effective Date").

Services to be Provided

You have engaged the Firm to provide the professional services, as described in Exhibit A (the "Services"). The scope of professional services under this engagement shall be limited to the Matter as set forth in Exhibit A and shall not include any other professional services.

The Client and the Firm do not intend for the individuals providing services hereunder on behalf of the Firm to the Client to be an "officer" or an "executive officer" as such terms are defined in Rule 16a-1(f) and Rule 3b-7, both under the Securities Exchange Act of 1934 (the "Exchange Act") and do not intend such individuals to be subject to the Section 16 requirements under the Exchange Act; further, such individuals do not have the authority and are not able to bind the Client into a binding obligation.

In the event that Client wishes the Firm to provide any of the services excluded from this Agreement ("Extra Scope Services"), the Client shall request such services, in writing, and shall provide written permission for the Firm to provide such work *following* notice from the Firm that the requested services constitute Extra Scope Services. **The Firm cannot guarantee, nor does it make any promise, of any particular outcome**.

Fees

The fees arrangement, as agreed between the Client and the Firm, will include both cash and stock components. The total quarterly compensation for the Term is agreed to be FIFTY THOUSAND DOLLARS ($50,000) (the "Total Compensation"), in the following components:

Cash Component	$5,000/month; $15,000/quarter
Stock Component	$35,000/quarter in Common Stock[1]

The listed compensation shall be due and payable, in advance, within five (5) days of the start of each calendar month and/or calendar quarter during the Term. A prorated payment (of both cash and Common Stock) shall be due upon execution of this Agreement, in consideration of the time remaining in the current calendar month and calendar quarter as of the Effective Date.

Any professional fees charged to the Client for Extra Scope Services will be based upon the hourly rates (the "Standard Hourly Rate") set forth below:

Managing Partner:	$ 400
Financial Consultant:	$ 400
Managing Attorney:	$ 325
Medical Consultant (M.D. / Ph.D.):	$ 300
Associate:	$ 275
Law Clerk / Financial Assistance:	$ 175
Paralegal:	$ 150

The hourly rate for Extra Scope Services that are provided by more than one attorney/professional concurrently, such as a client meeting with two or more of the Firm's professionals, will be calculated as the sum of the rates of the professionals in the meeting divided by one and one-half (1.5), and rounded to the nearest fifty-dollar ($50) increment (the "Group Rate"). The Group Rate shall be subject to a minimum of the highest hourly rate of the meeting's participants, and a maximum of seven hundred fifty dollars ($750) per hour.

The Firm reserves the right to adjust the Standard Hourly Rate ONCE (1) per calendar year, and will provide Sixty (60) days advance written notice to the Client. In the event, with the prior written consent of the Client, that the Firm provides services during non-standard business hours, i.e. between the hours of 6:00 p.m. on Friday until 9:00 a.m. on Monday of the following week, the Firm may charge one and one-half times (1.5x) the respective billing rate of that professional (the "Overtime Rate").

[1] Common stock shall be awarded, in advance for each calendar quarter during the Term hereof, in an amount equal to the Stock Component, divided by the price for the Common Stock as of the first business day of the calendar quarter, rounded up to the nearest whole share of such Common Stock. The Client shall be wholly responsible for any administrative/legal costs associated with the award of such Common Stock to the Firm. The Firm agrees and acknowledges that such awarded Common Stock shall be subject to the same limitations and restrictions as any contemporaneous equity investor, including but limited to restricting the Firm's ability to sell such Common Stock.

Billable Hours

The Client acknowledges, agrees and understands that the Firm may bill Client at the above specified hourly Standard, Group, or Overtime Rates for Extra Scope Services any and all time that a Firm attorney, professional or paraprofessional devotes to the Client's Matter, including phone calls, emails, letters, in-person consultations, drafting of documents, and other related activities.

Expenses

The Client agrees to pay the Firm for all costs and expenses reasonably incurred in performing the legal and other services in connection with this Matter. Such costs and expenses may include, without limitation, long-distance telephone charges; messenger and other delivery fees; postage; overnight mail; online legal research charges; travel expenses such as mileage, parking, airfare, meals, and hotel accommodations; photocopying and other reproduction charges; process servers' fees; filing fees and other charges assessed by court clerks, arbitrators and other agencies or entities; court reporters' fees and charges; jury fees; witness fees; investigators' fees; experts' fees; fees to obtain an accounting or consultants' fees; and other similar items, provided, however, that the Firm will obtain the consent of the Client prior to incurring any costs or expenses in excess of FIVE HUNDRED DOLLARS ($500). All such costs and/or expenses will be charged to the Client at the Firm's actual cost.

Extra Scope Services Retainer and Monthly Billing

The Firm will require a standard retainer in the amount of FIVE THOUSAND DOLLARS ($5,000) (the "Retainer") prior to the commencement of any Extra Scope Services on Client's behalf. Upon the commencement of any Extra Scope Services, The Client agrees to maintain a positive Retainer balance. In the event that the Retainer becomes depleted, the Firm will notify Client in writing of such depletion. Upon receipt of such notice, Client shall immediately replenish the Retainer up to a minimum positive balance of ONE THOUSAND DOLLARS ($1,000). If Client fails to replenish the Retainer as required the Firm may stop all work on Client's matters until the Retainer is appropriately replenished. The Firm will provide the Client with monthly statements showing the legal services provided in the preceding month and the charges and expenses paid or incurred during that time.

Late Payments

In the event that Client fails to make timely payment of any invoice, then the Firm reserves the right to immediately cease all work on all Client's Matters until such time as Client has paid all invoices in full, and deposited with the Firm a retainer of no less than FIVE THOUSAND DOLLARS ($5,000). In the event an invoice remains unpaid for more than thirty (30) days beyond its initial due date, the Firm reserves the right to assess interest equal to six percent (6%) per annum, calculated from the date that payment was originally due and to assess collection fees for any and all costs incurred by the Firm to collect on Client's invoice. In the event an invoice

remains unpaid more than sixty (60) days beyond its initial due date, the Firm reserves the right to entirely withdraw from representation in this Matter.

Term

The term of this Agreement (the "Term") shall commence on the Effective Date and continue for a period of ONE (1) YEAR thereafter, renewing automatically for consecutive ONE (1) YEAR terms, unless one Party provides written notice to the other Party within THIRTY (30) DAYS of the conclusion of such Term. Notwithstanding the foregoing, each Party shall have the right, following NINETY (90) days of the Term, and prior to December 31, 2018 (the "Probationary Period"), to provide written notice to the other Party and terminate this Agreement for any reason, or no reason at all, with no further obligation to such Party, except those obligations which have already accrued as of the date such notice is received.

The Client's Right to Terminate Representation

Following the Probationary Period, the Client may terminate this representation at any time with or without cause by notifying the Firm in writing of its desire to do so. Upon receipt of the notice to terminate representation, the Firm will immediately stop all work on the Client's behalf. Any unpaid balance of the Total Compensation for the then current Term shall become immediately due and payable. The Client will additionally be responsible for paying all fees and expenses incurred on its behalf in accordance with this Agreement on or before the date that the Firm received written notice of the termination. The Firm retains the right to withhold the Client's file(s) until such time as the Client has fully paid the Firm the Total Compensation and reimbursed the Firm for any costs or expenses incurred. The Client agrees to reimburse the Firm for any costs or expenses incurred in the collection of an unpaid invoice of Client, including but not limited to the cost of a third-party collection company and attorneys' fees.

The Firm's Right to Terminate Representation

The Firm may terminate its representation (to the extent permitted by ethical and court rules) at any time if the Client breaches any material term of this Engagement Agreement or fails to cooperate on a material matter, if a conflict of interest develops or is discovered, or if there exists at any time any fact or circumstance that would, in the Firm's opinion, render its continuing representation unlawful, unethical, or otherwise inappropriate. If the Firm elects to terminate its representation, the Firm forfeits any unpaid portion of the Total Compensation, and the Client will take all steps reasonably necessary and will cooperate as reasonably required to free the Firm of any further obligation to perform legal services, including the execution of any documents necessary to complete the Firm's withdrawal from representation. In such case, the Client agrees to pay for all Extra Scope Services performed (if applicable) and expenses incurred before the termination of the Firm's representation, in accordance with the provisions of this Agreement.

Miscellaneous

The following miscellaneous provisions shall also apply to, and are made a part of, this Agreement:

1. This Agreement may be executed in multiple counterparts, and as executed shall constitute one agreement, binding on all Parties to its terms, notwithstanding that all of the Parties are not signatory to the original Agreement or to the same counterpart of such Agreement. Said counterparts may be delivered to either party via facsimile or electronic mail.

2. Except as otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Parties' signatory to it and their respective heirs, personal representatives, successors and assigns; provided that the Firm may not assign this Agreement without the Client's prior written consent.

3. Each of the Parties hereto agrees to execute with acknowledgment or affidavit, if required, all additional documents which may be necessary or expedient in the consummation of this Agreement and the achievement of this Agreement's purposes.

4. If any provision of this Agreement is held to be invalid, such invalid provision shall not affect in any respect, whatsoever, the validity of the remaining provisions of this Agreement.

5. When the context in which words are used in this Agreement to indicate that such is the intent, words in the singular number shall include the plural and in the masculine gender shall include the feminine and neuter, and vice-versa.

6. It is the intention of the Parties that the laws of the State of California govern the validity of this Agreement, the construction of this Agreement's terms and conditions, and the interpretation of the rights and duties of the Parties to this Agreement. Each of the Parties hereby submits to the jurisdiction and venue of the courts located in San Diego, CA for purposes of any action or proceeding relating to this Agreement.

7. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the Matter, and there are no other agreements, understandings, restrictions, representations or warranties between the Parties hereto other than those set forth or provided in this Agreement.

8. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or transmitted by postage-prepaid registered, or certified mail, with return receipt requested, facsimile, electronic mail, Express Mail, or other overnight mail delivery service, as follows:

   If to the Client:

To the address or electronic mail listed for Client at the outset of this Agreement.

If to the Firm:

316 E. Bridger Ave., 2nd Floor
Las Vegas, NV 89101

If this Agreement accurately sets forth the terms and conditions of Your engagement of the Firm, please sign and return a copy of this Agreement and retain the original for Your records. We look forward to serving Your best interests in the Matter. If any of the terms stated in this Agreement are inconsistent with Your understanding of our agreement, please contact us before signing below.

On behalf of the Firm, we appreciate the opportunity to represent Your interests and provide You with the legal and financial services specified herein. If you have any questions or comments, please do not hesitate to contact us.

Sincerely,

IDEAL BUSINESS PARTNERS

DocuSigned by:
Glenn Truitt 8/22/2018 1:24:14 PM PDT
DF8DBC69D5FD4CC
GLENN H. TRUITT, ESQ.

Acknowledged and Agreed:

INDOOR HARVEST CORP.

DocuSigned by:
DW 8/22/2018 2:59:41 PM PDT
BC27663D72254CF
Dan Weadock, CEO

EXHIBIT A
"Proposed Services"

The Firm agrees to provide the following services:

1. Partner, Glenn Truitt will serve as General Counsel for the Client and contribute as reasonably required by Client's CEO.

2. David Housey will such business advisory services as reasonably required by Client's CEO.

3. Without limiting the generality of the foregoing, the Parties agree that the following objectives are to be accomplished during the Term:

    a. Advise/assist with resolving Tangiers funding matter (floorless convertible debenture that represents unlimited dilution liability) to the Client's overall benefit;

    b. Advise/assist with Client's sourcing of financing for and construct a prototype that demonstrates Client's proprietary aeroponic technology (ideally, in joint venture with an established cultivation operator) – demonstrating superior, customized yield at $250/lb; and

    c. Advise/assist with rebuilding Client as a leaner, properly capitalized technology holder that is competitive in the current market landscape.

4. Other such legal, strategic, and/or other business advisory services as mutually agreed in writing by the Firm and Client.

DS GT DS

EXHIBIT B

"Authorization for Credit Card Use"

Name on Card: Daniel Weadock

Billing Address: ______________________________

____

Credit Card Type: ______Visa ______Amex ______MasterCard ______Discover

Credit Card Number: ______________________________

Expiration Date: ______________________________

Card Security Code: __________________ (last 3 digits on the back of the card)

I certify that I am the authorized holder of the credit card provided herein. I authorize Ideal Business Partners, Inc. (the "Firm") to maintain the credit card on file and I agree to pay, in accordance with the issuing bank cardholder agreement, for any and all professional fees due to the Firm and costs incurred by the Firm on my behalf, as outlined in that certain Engagement Agreement, dated 8/22/2018 2:59:41 PM PDT, duly executed between myself and the Firm.

Print Name: Daniel Weadock

Signature: DocuSigned by: DW 8C27663D72254CF...

Date: 8/22/2018 2:59:41 PM PDT